Exhibit 99.1

P R E S S R E L E A S E

For Immediate Release:	Contact:
Mollie Condra, Ph.D.
HealthStream
(615)-301-3237
mollie.condra@healthstream.com

HealthStream Announces the Addition of Dr. Alex Jahangir to the Board of Directors

Nashville, Tennessee (June 5, 2023) – HealthStream (Nasdaq: HSTM), a leading healthcare technology platform for workforce solutions, today announced that Dr. Alex Jahangir has joined its Board of Directors. He is a nationally recognized physician executive with extensive experience leading in an academic medical center, a metropolitan public health department, and a biotechnology company. Dr. Jahangir’s broad professional experience, command of business strategy, and national visibility strengthen the Board’s business capabilities and expertise.

Since the start of his career as an orthopaedic trauma surgeon and professor of orthopaedic surgery, medicine, and health policy at Vanderbilt University Medical Center (VUMC), Dr. Jahangir has consistently assumed greater levels of leadership over the last two decades. He is currently vice-president for business development, vice-chair of orthopaedic surgery, and director of orthopaedic trauma at VUMC, as well as the executive medical director of the Vanderbilt Trauma, Burn, and Emergency Surgery Patient Care Center. Among the numerous awards bestowed to Dr. Jahangir is the “American Academy of Orthopaedic Surgeons Tipton Leadership Award.”

As a former member of the Nashville Metropolitan Board of Health—where Dr. Jahangir served two terms as chair, he was named chair of the Metropolitan Nashville COVID-19 Taskforce at the onset of the pandemic. His leadership and success in spearheading Nashville’s response to the pandemic, along with his passion for public health, made him a sought-after expert in national media. In this capacity, he has appeared on CNN, MSNBC, CNBC, Fox Business News, the Today Show, Meet the Press, and many other nationally broadcasted programs, while also being frequently featured in online and print media like the Wall Street Journal, Washington Post, and New York Times, among many other publications, podcasts, op-eds, and panel discussions.

Dr. Jahangir’s formal education extended beyond his Bachelor of Science degree from George Washington University and his Doctor of Medicine from the University of Tennessee to also include a Master of Management in Healthcare from the Vanderbilt University Owen Graduate School of Management. His experience in business development is evident from the unique partnerships and coalitions that he has developed across his career. He is also a co-founder and a director of Pendant Biosciences, an advanced materials biotechnology startup, which has now entered into collaboration agreements with several top 10 pharmaceutical companies.

“Dr. Jahangir is a visionary leader in improving the delivery and quality of healthcare and has a deep understanding of and appreciation for the role of governance in supporting corporate strategy,” said Robert A. Frist, Jr., Chief Executive Officer, HealthStream. “We are delighted to have an individual of his prominence and commitment to public health join our Board. Given his distinguished career and leadership in healthcare, we expect that he will add a valuable perspective to Board discussions as he advises the Company.”

Over the last 20 years, Dr. Jahangir has served in leadership roles on numerous community-focused organizations, including the Nashville Convention and Visitor’s Corporation, Nashville Health, Adventure Science Center, and the University School of Nashville. He has been lauded for his community service with a multitude of awards, including the St. Jude Hospital Spirit of the Dream Award, the Nashville Public Education Foundation Distinguished Alumni Award, and the Kiwanis Club Outstanding Nashvillian of the Year.

About HealthStream

HealthStream (Nasdaq: HSTM) is the healthcare industry’s largest ecosystem of platform-delivered workforce solutions that empowers healthcare professionals to do what they do best: deliver excellence in patient care. For more information about HealthStream, visit www.healthstream.com or call 800-521-0574.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact) that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by the forward-looking statements, including that the anticipated benefits of the acquisition may not be realized, as well as the result of risks referenced in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed on February 28, 2023, the Company’s Quarterly Report on Form 10-Q for three months ended March 31, 2023, filed on April 27, 2023, and in the Company’s other filings with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update or revise any such forward-looking statements.

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